UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 5, 2015

Realbiz Media Group, Inc.

( Exact name of Registrant as specified in its charter )

Delaware

(State or other jurisdiction of incorporation)

0-53359	11-3820796
(Commission File Number)	(I.R.S. Employer Identification No.)

2690 Weston Road, Suite 200

Weston, Florida 33331

(Address of principal executive offices zip code )

(954) 888-9779

( Registrant’s telephone number, including area code )

( Former name or former address, if changed since last report )

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.    Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 5, 2015, RealBiz Media Group, Inc. (the “Company”) filed a Certificate of Designations for Series C Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware.

The shares of Series C Preferred Stock have a stated value of $5.00 per share and rank, as to the payment of dividends and the distribution of the assets upon liquidation, dissolution or winding up of the Corporation:  (a) senior to the Common Stock; (b) on parity with the Series A and Series B Convertible Preferred Stock; and (c) senior to or on parity with all other classes and series of the Corporation’s preferred stock. The Series C Preferred Stock accrues dividends at the rate of ten percent (10%) per annum, is convertible initially into the Company’s common stock at a conversion price of $0.05 per share and votes as a single class on any matter presented to the holders of the Common Stock of the Company for their action or consideration at any meeting of stockholders. Each holder of Series C Stock is entitled to the number of votes equal to one hundred (100) votes for each share of Common Stock into which the Series C Stock could be converted. The Series C Stock is convertible, at the option of the holder, into a number of shares of common stock determined by dividing (i) the stated value by (ii) the conversion price then in effect (initially the conversion price is $0.05).

The foregoing description of the Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designations which is filed as Exhibits 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are being filed as part of this Report.

Exhibit Number	Description

3.1	Certificate of Designations of Series C Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALBIZ MEDIA GROUP, INC.

Date: May 8, 2015	By:	/s/ William Kerby
		Name:	William Kerby
		Title:	Chief Executive Officer